Exhibit 99.1

Friday, May 20, 2011

Chino, CA

                                                                                                For Immediate Release

Chino Commercial Bank Given Premier Performing Recognition

Chino California….Chino Commercial Bank was recently recognized by The Findley Reports on Financial Institutions by receiving Findley’s rating of “Premier Performance” for the 2010 fiscal year.   The Bank, which has branches in Chino, Ontario, and Rancho Cucamonga, received the recognition from Findley for its financial and operational performance during the 2010 year, including Profitability and Loan performance.

Dann H. Bowman, President and CEO stated, “During what may otherwise be described as difficult times, we are very pleased to receive the rating of “Premier Performance” for the 2010 year.  When many other banks are having to reduce lending because of loan problems, we have been able to continue to provide credit to our customers and small business employers in the community. We are very honored by the recognition of the Findley Reports.”

Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Vice President and CFO, Chino Commercial Bank, N.A., 14245 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.